EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

DMC GLOBAL APPOINTS SHARON SPURLIN TO BOARD OF DIRECTORS
BROOMFIELD, Colo. – September 29 2025 – DMC Global Inc. (Nasdaq: BOOM) today announced Sharon S. Spurlin has been appointed to its board of directors. Ms. Spurlin brings more than three decades of executive-level financial leadership and boardroom experience in the energy and industrials sectors with a wealth of public company experience.
Ms. Spurlin currently serves as senior vice president and treasurer at Plains All American Pipeline, a multi-billion-dollar public company engaged in the transportation, storage and marketing of crude oil and natural gas liquids across the U.S. and Canada. She oversees fixed-income capital market activities, banking and rating-agency relationships, financial planning and analysis, and treasury operations.
She serves on the board of AdvanSix Inc., a diversified chemical company, where she chairs the compensation, leadership and development committee and previously chaired the nominating and governance committee. She also is a director at Smart Sand, Inc., a leading supplier of frac and industrial sand, where she chairs the audit committee. Previously, Ms. Spurlin was chief financial officer of petrochemical company PetroLogistics LP, where she led the company’s IPO and governance structure development. Her career also includes senior finance leadership roles at PL Midstream and American Ref-Fuel Company, as well as audit leadership positions at Arthur Andersen.
“We are pleased to welcome Sharon to DMC’s board of directors,” said James O’Leary, executive chairman, president and CEO of DMC Global. “Her deep financial and governance expertise, as well as her experience across a range of energy and industrial businesses make her an outstanding addition as we work to advance DMC’s growth strategies.”
“I am delighted to join the DMC board,” said Ms. Spurlin. “The Company has a portfolio of industry-leading businesses within their respective sectors. I look forward to collaborating with my fellow directors and DMC’s management as we seek to deliver increased value for shareholders.”
Ms. Spurlin earned a bachelor’s degree in accounting, magna cum laude, from Texas A&M University–Kingsville. She is a Certified Public Accountant in the State of Texas and an active member of the National Association of Corporate Directors and the American Institute of CPAs.
About DMC Global
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. DMC’s businesses are led by experienced, strategically focused management teams, which are supported with business resources and capital allocation expertise to advance their operating strategies and generate the greatest returns. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: www.dmcglobal.com.

Safe Harbor Language
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding DMC’s growth strategies and efforts to deliver increased shareholder value. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and other factors outside of DMC’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect DMC and its financial results is available in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within DMC’s Annual Report on Form 10-K for the year ended December 31, 2024, and in other documents that DMC has filed with, or furnished to, the U.S. Securities and Exchange Commission. DMC does not undertake any obligation to release public revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.